Form of

THE HARTFORD MUTUAL FUNDS II, INC.

on behalf of its series listed on Schedule A

Multiple Class Plan Pursuant to Rule 18f-3

[    ], 2016

Each class of shares of the funds listed on Schedule A (each a “Fund” and collectively, the “Funds”), each a series of The Hartford Mutual Funds II, Inc. (the “Company”), will have the same relative rights and privileges, except as set forth below. The Board of Directors of the Company (the “Board of Directors”) may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class.

Each class of shares of a Fund: (1) shall be subject to such minimum purchase requirements, sales charges and other conditions of eligibility as are set forth in the applicable Fund’s prospectus and/or Statement of Additional Information on Form N-1A or Form N-14, as applicable (“Registration Statement”); (2) may be convertible into other share classes of the Fund if, and to the extent, set forth in the Fund’s Registration Statement; and (3) shall be entitled to the shareholder services set forth from time to time in the Fund’s Registration Statement with respect to such class of shares. Except as set forth in a Fund’s prospectus, shares may be exchanged only for shares of the same class of another Fund in the Company or shares of the same class of a series of The Hartford Mutual Funds, Inc.

ARTICLE I

Class A Shares

Class A Shares are subject to distribution/service fees calculated as a stated percentage of the net assets attributable to Class A Shares under the Company’s Amended and Restated Distribution Plan (the “Distribution Plan”) as set forth in such Distribution Plan. The Class A shareholders of a Fund have exclusive voting rights, if any, with respect to the Company’s Distribution Plan as it applies to each Fund. Transfer agency fees, expenses related to transfer agency activities and state and federal registration fees applicable to Class A Shares are allocated to Class A Shares.

ARTICLE II

Class C Shares

Class C Shares are sold subject to distribution/service fees calculated as a stated percentage of the net assets attributable to Class C Shares under the Company’s Distribution Plan as set forth in such Distribution Plan. The Class C shareholders of a Fund have exclusive voting rights, if any, with respect to the Company’s Distribution Plan as it applies to each Fund. Transfer agency fees, expenses related to transfer agency activities and state and federal registration fees applicable to Class C Shares are allocated to Class C Shares.

ARTICLE III

Class I Shares

Class I Shares are not sold subject to distribution/service fees. Transfer agency fees, expenses related to transfer agency activities and state and federal registration fees applicable to Class I Shares are allocated to Class I Shares.

ARTICLE IV

Class R3 Shares

Class R3 Shares are sold subject to distribution/service fees calculated as a stated percentage of the net assets attributable to Class R3 Shares under the Company’s Distribution Plan as set forth in such Distribution Plan. The Class R3 shareholders of a Fund have exclusive voting rights, if any, with respect to the Company’s Distribution

Plan as it applies to each Fund. Transfer agency fees, expenses related to transfer agency activities, administrative services fees and state and federal registration fees applicable to Class R3 Shares are allocated to Class R3 Shares.

ARTICLE V

Class R4 Shares

Class R4 Shares are sold subject to distribution/service fees calculated as a stated percentage of the net assets attributable to Class R4 Shares under the Company’s Distribution Plan as set forth in such Distribution Plan. The Class R4 shareholders of a Fund have exclusive voting rights, if any, with respect to the Company’s Distribution Plan as it applies to each Fund. Transfer agency fees, expenses related to transfer agency activities, administrative services fees and state and federal registration fees applicable to Class R4 Shares are allocated to Class R4 Shares.

ARTICLE VI

Class R5 Shares

Class R5 Shares are not sold subject to distribution/service fees. Transfer agency fees, expenses related to transfer agency activities, administrative services fees and state and federal registration fees applicable to Class R5 Shares are allocated to Class R5 Shares.

ARTICLE VII

Class Y Shares

Class Y Shares are not sold subject to distribution/service fees. Transfer agency fees, expenses related to transfer agency activities and state and federal registration fees applicable to Class Y Shares are allocated to Class Y Shares.

ARTICLE VIII

Class SDR

Class SDR Shares are not sold subject to distribution/service fees. Transfer agency fees, expenses related to transfer agency activities and state and federal registration fees applicable to Class SDR Shares are allocated to Class SDR Shares.

ARTICLE IX

ALLOCATION OF EXPENSES

Expenses shall be allocated among classes in a manner that is fair and equitable. Expenses relating to a Fund generally will be allocated among each class based upon the relative net assets of each such class. Expenses relating only to a particular class shall be allocated to that class.

ARTICLE X

APPROVAL BY BOARD OF DIRECTORS

This Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater or lesser percentage may, from time to time, be required under Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”)) of (a) all of the Directors of the Company, on behalf of the Funds, and (b) those of the Directors who are not “interested persons” of the Company, as such term may be from time to time defined under the Act.

ARTICLE XI

SEVERABILITY

This Plan is severable as to each Fund. The Board of Directors may amend this Plan on behalf of one or more Funds, in which case a new Plan would be adopted in respect of any such Fund. In such event, this Plan would remain in full force and effect as to all other Funds.

ARTICLE XII

AMENDMENTS

No material amendment to the Plan shall be effective unless the Board of Directors approves it in the same manner as is provided for approval of this Plan in Article X.

SCHEDULE A

Hartford Schroders Emerging Markets Debt and Currency Fund

Hartford Schroders Tax-Aware Bond Fund

Hartford Schroders Emerging Markets Equity Fund

Hartford Schroders Emerging Markets Multi-Sector Bond Fund

Hartford Schroders Income Builder Fund

Hartford Schroders Global Strategic Bond Fund

Hartford Schroders International Stock Fund

Hartford Schroders International Multi-Cap Value Fund

Hartford Schroders US Small Cap Opportunities Fund

Hartford Schroders US Small/Mid Cap Opportunities Fund